PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is made as of May 8, 2026, between ELME RIVERSIDE APARTMENTS LLC, a Delaware limited liability company (“Seller”), and RIVERSIDE APARTMENTS VA LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
ARTICLE I

DEFINED TERMS
1.1.Defined Terms. The capitalized terms used herein have the following meanings.
(a)“Additional Earnest Money” means the sum of $3,000,000.00, subject to Section 2.6.
(b)“Agreement” means this Purchase and Sale Agreement, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.
(c)“Anti-Money Laundering Laws” has the meaning assigned thereto in Section 6.5(e).
(d)“Assignment and Assumption” has the meaning assigned thereto in Section 5.2(c).
(e)“Assumed Service Contracts” has the meaning assigned thereto in Section 2.1(e).
(f)“Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State in which the Property is located.
(g)“Claims” means any and all claims, damages, losses, liabilities, costs and liens of any kind or nature, including causes of action, interest and penalties and reasonable attorneys’ fees.
(h)“Closing” has the meaning assigned thereto in Section 5.1.
(i)“Closing Date” has the meaning assigned thereto in Section 5.1.
(j)“Closing Statement” has the meaning assigned thereto in Section 2.8(d).
(k)“Code” has the meaning assigned thereto in Section 2.8(e).
(l)“Confidential Information” has the meaning assigned thereto in Section 11.1(a).
(m)“Deed” has the meaning assigned thereto in Section 5.2(a).

(n)“Designated Representative” has the meaning assigned thereto in Section 6.2.
(o)“Due Diligence Materials” has the meaning assigned thereto in Section 4.1(a).
(p)“Earnest Money” means the Initial Earnest Money and, if made, the Additional Earnest Money, subject to Section 2.6.
(q)“Effective Date” means the date of execution and delivery of this Agreement by the parties hereto, which date shall be entered into the opening paragraph of this Agreement.
(r)“Elme” means Elme Communities, a Maryland real estate investment trust, the parent of Seller.
(s)“ERISA” has the meaning assigned thereto in Section 6.5(c).
“Escrow Agent” means First American Title Insurance Company, 400 International Parkway, Suite 380, Lake Mary, Florida 32746, Attn: Charity Berry.

(t)“Excluded Information” has the meaning assigned thereto in Section 4.1(a).
(u)“Existing Survey” has the meaning assigned thereto in Section 3.2.
(v)“Existing Title Commitment” has the meaning assigned thereto in Section 3.1.
(w)“Fairfax County” has the meaning assigned thereto in Section 6.8.
(x)“Fairfax County Easements” has the meaning assigned thereto in Section 6.8.
(y)“Fairfax County Property” has the meaning assigned thereto in Section 6.8.
(z)“Fraud” means actual and intentional common law fraud under Virginia law, with the element of scienter, in the making of the representations and warranties expressly set forth in Section 6.1 and not with respect to any other matters, which resulted in the Purchaser acting in reasonable reliance on such representation or warranty; provided, that “Fraud” shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other similar theory or equitable claim.
(aa)“Improvements” has the meaning assigned thereto in Section 2.1(b).
(ab)“Independent Contract Consideration” has the meaning assigned thereto in Section 2.7.
(ac)“Initial Earnest Money” means the sum of $1,500,000.00, subject to Section 2.6.

(ad)“Inspection Period” means the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on June 4, 2026.
(ae)“Inspections” has the meaning assigned thereto in Section 4.1(a).
(af)“Intangibles” has the meaning assigned thereto in Section 2.1(e).
(ag)“Interest Rate” means the Prime Rate reported in the Wall Street Journal plus four percent (4%).
(ah)“Land” has the meaning assigned thereto in Section 2.1(a).
(ai)“Lease Schedule” has the meaning assigned thereto in Section 2.1(d)
(aj)“Leases” has the meaning assigned thereto in Section 2.1(d).
(ak)“New Title Exceptions” has the meaning assigned thereto in Section 3.5.
(al)“OFAC” has the meaning assigned thereto in Section 6.1(h)
(am)“Permitted Assignee” has the meaning assigned thereto in Section 11.4.
(an)“Permitted Exceptions” has the meaning assigned thereto in Section 2.3.
(ao)“Personal Property” has the meaning assigned thereto in Section 2.1(c).
(ap)“Pre-Closing Inspection” has the meaning assigned thereto in Section 5.4(b)(viii).
(aq)“Property” has the meaning assigned thereto in Section 2.2.
(ar)“Purchase Price” has the meaning assigned thereto in Section 2.4.
(as)“Purchaser’s Personnel” means Purchaser’s agents, employees consultants, inspectors, appraisers, engineers and contractors.
“Purchaser” has the meaning assigned thereto in the Preamble to this Agreement.
“R&W Insurance Policy“ means the buy-side representations and warranties insurance policy issued by the R&W Insurer or its affiliates, which provides coverage for the benefit of Purchaser (or its permitted assignee pursuant to Section 11.4) as the named insured for breaches of certain of the representations and warranties set forth in Section 6.1.
“R&W Insurance Policy Costs” means all costs and expenses required to obtain the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, provided that the foregoing shall not include any legal or other advisor fees incurred in diligence or underwriting the R&W Insurance Policy.

“R&W Insurer” means the company selected by Purchaser to furnish the R&W Insurance Policy.
“Seller” has the meaning assigned thereto in the Preamble to this Agreement.
(at)“Seller Parties” means Seller, Elme, Seller’s partners, members, affiliates, and their respective officers, directors, agents, employees and representatives.
(au)“Seller Provided Reports” has the meaning assigned thereto in 4.1(a).
(av)“Seller’s Broker” means, collectively, CBRE, Inc., Jones Lang LaSalle Americas, Inc. and Goldman Sachs.
(aw)“Service Contracts” means all agreements related to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, including specifically, without limitation, all equipment leases.
(ax)“Service Contracts Schedule” has the meaning assigned thereto in Section 2.1(e).
(ay)“Special Rent” has the meaning assigned thereto in Section 5.4(b)(vi).
(az)“Survey” has the meaning assigned thereto in Section 3.2.
(ba)“Tenant Inducement Costs” means (i) any out of pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances, and reasonable attorneys’ fees and (ii) the value of any free rent periods or rental abatements under a Lease.
(bb)“Title Company” means Infinity Land Services LLC, 2361 Nostrand Avenue, Suite 802, Brooklyn, New York 11210, Attention: Aron Hasenfeld, writing for Escrow Agent.
(bc)“Title Commitment” has the meaning assigned thereto in Section 3.1.
(bd)“Title Exam Deadline” has the meaning assigned thereto in Section 3.3.
(be)“Title Policy” has the meaning assigned thereto in Section 3.4.
ARTICLE II

PURCHASE AND SALE
2.1.Agreement of Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Purchaser agrees to purchase the following:
(a)the tracts or parcels of land situated in Alexandria, Virginia described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including all development rights and related entitlements, and all right, title and interest of Seller in and to adjacent streets, alleys, and rights of way (the property described in clause a of this Section 2.1 being herein referred to collectively as the “Land”);
(b)the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, the multi-family building located thereon known as Riverside Apartments and having a street address of 5860 Cameron Run Terrace, Alexandria, Virginia 22303 (the property described in clause b of this Section 2.1 being herein referred to collectively as the “Improvements”);
(c)all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, floor and wall coverings, elevators, elevator cabs and related elevator equipment, tools and supplies, golf carts, fixtures, parts, equipment, inventory, computers, monitors, printers, security devices, office furnishings, leasing office, health club, conference room, childcare, yoga, business center, picnic area, and pool furnishings, life-safety devices, and equipment, and other items of personal property (excluding cash) located on the Land or within the Improvements and used exclusively in connection with the operation of the Land and the Improvements (the property described in clause c of this Section 2.1 being herein referred to collectively as the “Personal Property”);
(d)all of Seller’s right, title and interest in and to all agreements with the tenants listed on Schedule 2.1(d) (the “Rent Roll”) attached hereto and made a part hereof, and any new lease entered into in accordance with Section 6.4.b), and all refundable security deposits and all refundable pet deposits (if any) paid or deposited by tenants (to the extent such deposits have not been returned or applied in accordance with the terms of the Leases prior to Closing) as well as all bonds and insurance products issued to tenants and benefitting Seller in lieu of cash deposits, if any (the property described in clause d of this Section 2.1 being herein referred to collectively as the “Leases”); and
(e)all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements listed and described on Schedule 2.1(e) (the “Service Contracts Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property including specifically, without limitation, all assignable equipment leases, that Purchaser has elected to assume or is required to assume in accordance with the terms of Section 6.7 of this Agreement (collectively, the “Assumed Service Contracts”), and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Leases, Improvements, and the Personal Property, but expressly excluding the names “Elme,” “Elme Communities,” “Washington REIT,” and “Washington Real Estate Investment Trust,” and all related trademarks, service marks, logos, trade dress, domain names and other source or business identifiers (in each case whether or not registered), and any registration, application, renewal and extensions of, any common law rights in, and all goodwill associated with, each of the foregoing, all of which are expressly retained by Seller or its parent entities (the property described in clause (e) of this Section 2.1 being sometimes herein referred to collectively as the “Intangibles”).
2.2.Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

2.3.Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article III hereof (herein referred to collectively as the “Permitted Exceptions”).

2.4.Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of $280,000,000.00 (the “Purchase Price”), all cash with no financing requirement or financing contingency.

2.5.Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Escrow Agent in writing to Purchaser prior to the Closing.

2.6.Earnest Money. No later than 5:00 p.m. (Eastern time) on the second Business Day following the Effective Date, Purchaser shall deposit with Escrow Agent the Initial Earnest Money in good funds, either by certified bank or cashier’s check or by federal wire transfer of immediately available funds. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 3.3 or Section 4.2 hereof, Purchaser shall, on or before the first Business Day after expiration of the Inspection Period, deposit with the Escrow Agent the Additional Earnest Money in good funds, either by certified bank or cashier’s check or by federal wire transfer as an additional deposit under this Agreement. Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser fails to deliver the Initial Earnest Money or the Additional Earnest Money to Escrow Agent within the applicable time period specified above, at Seller’s option this Agreement shall terminate on written notice to Purchaser furnished before the Initial Earnest Money or Additional Earnest Money (as applicable) is delivered, the Initial Earnest Money and Additional Earnest Money (as applicable) shall be refunded to Purchaser, and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of the Initial Earnest Money and Additional Earnest Money under this Agreement. In the event of termination of this Agreement prior to Closing, Escrow Agent shall disburse the Earnest Money in accordance with the provisions of this Agreement governing such termination.

2.7.Independent Contract Consideration. Seller and Purchaser agree that $100 of the Earnest Money shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Seller and Purchaser agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At the Closing, the Earnest Money (including, without limitation, the Independent Contract Consideration) shall be applied to the Purchase Price.

2.8.Escrow Agent and Title Company.
(a)Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms of this Agreement. Escrow Agent shall act only upon written instructions executed by both Seller and Purchaser, unless otherwise expressly authorized under this Agreement or by final court order. Seller and Purchaser agree that the duties of Escrow

Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Earnest Money in accordance with this Agreement. Escrow Agent shall not be liable for any damage, liability or loss arising out of its services pursuant to this Agreement, except for damage, liability or loss resulting from the willful or grossly negligent conduct of Escrow Agent or any of its officers or employees. In the event of any dispute between Seller and Purchaser regarding the disbursement of the Earnest Money, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold disbursement of the Earnest Money until such dispute is resolved. Alternatively, Escrow Agent shall be entitled to deposit the Earnest Money into a court of general jurisdiction in the State in which the Real Property is located, and to interplead Seller and Purchaser in connection therewith.
(b)Escrow Agent shall not be responsible for any interest on any portion of the Earnest Money except as is actually earned, or for the loss of any interest resulting from the withdrawal of all or any portion the Earnest Money prior to the date interest is posted thereon. Escrow Agent may commingle funds received by it in escrow with escrow funds of others, and may, without limitation, deposit such funds in its custodial or escrow accounts with any reputable trust company, bank, savings bank, savings association, or other financial services entity. All checks, money orders or drafts will be processed for collection in the normal course of business. Purchaser will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to the account in which the Earnest Money is held.
(c)Seller and Purchaser shall pay or reimburse Escrow Agent for all expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees, incurred or paid in connection with carrying out its duties under this Agreement.
(d)Title Company shall prepare the closing statement for the transaction contemplated by this Agreement (the “Closing Statement”), which closing statement shall include the credits and pro-rations to be made by the parties in accordance with Section 5.4 and the allocations of closing costs set forth in Section 5.5.
(e)Seller, Purchaser and Title Company agree that Title Company shall act as “the real estate reporting person” with respect to the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall prepare and file all informational returns, including, without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code. Title Company shall also remit to the proper authorities all state and local transfer taxes required in connection with the transaction which is the subject of this Agreement. Purchaser and Seller shall reasonably cooperate in connection with such filings.
(f)Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Section 2.6, this Section 2.8, and Section 11.5.
ARTICLE III

TITLE AND SURVEY
3.1.Title Examination; Commitment for Title Insurance. Seller has provided to Purchaser a title commitment for the Property dated March 20, 2025 (Commitment No. 202500584VA) (the “Existing Title Commitment”) issued by Chicago Title Insurance Company.

During the Inspection Period, Purchaser shall have the right to obtain from the Title Company an update of the Existing Title Commitment, at Purchaser’s expense (the Existing Title Commitment or, if obtained, such update thereof, the “Title Commitment”). Purchaser shall instruct the Title Company to deliver to Purchaser, Seller and the surveyor preparing the Survey copies of any such update of the Title Commitment and copies of all instruments referenced therein.

3.2.Survey. Seller has provided Purchaser a copy of a survey with respect to the Property dated November 4, 2025, prepared by MKA (the “Existing Survey”). During the Inspection Period, Purchaser shall have the right to, at Purchaser’s expense, arrange for the preparation of one or more updates of the Existing Survey or a new ALTA survey (the Existing Survey, or, if obtained, such update, or new survey, the “Survey”). Purchaser shall make a copy of such Survey available to Seller and the Title Company promptly after Purchaser’s receipt thereof.

3.3.Title Objections; Cure of Title Objections. The “Title Exam Deadline” shall be 5:00 p.m. (local time at the Property) on the seventh Business Day prior to the expiration of the Inspection Period. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey (“Initial Objections”). Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of Initial Objections prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such Initial Objections; provided, however, that Seller shall, at its sole cost and expense, and at its sole option, either remove or have the Title Company insure over or otherwise satisfy, by payment or other appropriate measure of satisfaction, (i) all mortgages, deeds of trust, and deeds to secure debt securing any financing; (ii) all mechanics and materialmen’s liens for work done by or on behalf of Seller which remains unpaid; (iii) all real property tax liens (except for any taxes not yet due and payable) against Seller or the Property; and (iv) all judgment liens against Seller (which liens described in the foregoing clauses shall be deemed to be excluded from the term “Permitted Exceptions”). Within four Business Days after receipt of the Initial Objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such Initial Objections. If Seller fails to give Purchaser such notice of election, then Seller shall be deemed to have elected not to attempt to cure the matter. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 4.2, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to Closing, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller within the time period set forth in the immediately following sentence, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies (or is deemed to have notified) Purchaser that Seller does not intend to attempt to cure any title objection, or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof, Purchaser shall, no later than the earlier to occur of the Closing Date or three Business Days after such notice has been given (or deemed given) notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). In the event Purchaser does not so timely notify Seller, then Purchaser shall be deemed to have elected to accept the conveyance under clause (i).
3.4.Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser, at Purchaser’s expense, a standard coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following specific matters, which shall be deemed to be Permitted Exceptions:
(a)the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the Effective Date and Closing and, where required, approved (or deemed approved) by Purchaser in accordance with the terms of this Agreement, but without rights or options to purchase any portion of the Property;
(b)the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;
(c)local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;
(d)items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 3.3 or 3.5;
(e)the Fairfax County Easements;
(f)all matters, whether or not of record, which arise out of the actions of Purchaser or its agents, representatives or contractors; and
(g)all matters that the Title Company is willing to insure over without additional premium or indemnity from Purchaser.
3.5.Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of Initial Objections pursuant to the foregoing provisions of this Agreement, Purchaser may, no later than the earlier to occur of the Closing Date or five days after receipt of New Title Exceptions (hereafter defined), notify Seller in writing of any objections to title first raised by the Title Company after the effective date of the Existing Title Commitment or first raised by the Surveyor after the date of the Existing Survey (“New Title Exceptions”), provided that Purchaser may not object to the Fairfax County Easements. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Title Exam Deadline. To the extent necessary, the Closing shall be extended not more than 10 days to afford the parties the full notice and response periods set forth in Section 3.3 with respect to any New Title Exceptions. If Seller elects to cure (or is required to cure) any New Title Exceptions, Seller shall have the right to extend Closing by the time reasonably necessary to effect such cure, but in no event shall the extension exceed five Business Days after the date for Closing set forth in Section 5.1.

ARTICLE IV

INSPECTION PERIOD
4.1.Right of Inspection. During the Inspection Period and continuing through the Closing Date, Purchaser and Purchaser’s Personnel shall have a limited, non-exclusive and revocable license to (1) make such non-invasive physical investigations, inspections, analyses, evaluations, studies and tests on, of and relating to the Property as Purchaser reasonably deems necessary (collectively, the “Inspections”), and (2) examine the Due Diligence Materials.
(a)During the Inspection Period, Seller shall make available for examination by Purchaser and Purchaser’s Personnel in an electronic data room created by or on behalf of Seller, (i) the Existing Title Commitment, the Existing Survey, and recent environmental, zoning, property condition and other recent reports and studies obtained by Seller with respect to the Property (collectively, the “Seller Provided Reports”), and (ii) other documents and information maintained by and in the possession or control of Seller or its property manager in connection with the current leasing, maintenance, and management of the Property, including, without limitation, the Leases and the Service Contracts and the documents identified in Schedule 4.1(a) attached hereto, to the extent such documents are in the possession or control of Seller or its property manager (collectively, the items listed in clauses (i) and (ii), the “Due Diligence Materials”), but excluding materials not directly related to the current leasing, maintenance and management of the Property such as, without limitation, Seller’s acquisition materials and reports, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information (collectively, the “Excluded Information”). In the event Purchaser receives any Excluded Information, Purchaser shall promptly return same to Seller upon discovery of such Excluded Information and Purchaser shall not retain any copies (in any form) of such Excluded Information. The receipt by Purchaser of any Excluded Information shall not constitute (or be deemed to constitute) a waiver of any confidentiality or privilege applicable to such Excluded Information and Seller may assert at any time such confidentiality or privilege with respect to such information notwithstanding that Purchaser received such Excluded Information. Purchaser and Purchaser’s Personnel shall use all Due Diligence Materials solely for the purpose of evaluating the suitability of the purchase of the Property from Seller by Purchaser and Purchaser’s Personnel.
(b)Purchaser’s rights of entry and inspection hereunder shall be subject to the following terms and conditions:
(i)All Inspections of the Property shall be subject to Seller’s prior approval, shall be conducted in a manner reasonably acceptable to Seller, shall be conducted upon at least one Business Days’ prior written notice to Seller, provided that if any such Inspection requires access to an occupied apartment unit, such notice must be given at least three Business Days in advance (which notice shall include the names, addresses and scope of work for each consultant, contractor and agent who will be conducting inspections at the Property), and shall be performed at such reasonable times as may be agreed by Seller and Purchaser, and, at Seller’s option, in the presence of Seller or its representative (notwithstanding the provisions of Section 11.5 to the contrary, the notice to be given pursuant to this Section 4.1.a) may be given via e-mail to Tiffany Butcher at [***]).
(ii)Such Inspections shall not interfere with the use, occupancy, management or operation of the Property or any portion thereof by Seller, its property manager or its tenants and licensees nor shall Purchaser’s Inspections damage the Property in any respect;
(iii)Such Inspections shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent in Seller’s sole discretion), and in any event shall be subject to the rights of tenants under their leases and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations, including, without limitation, any quarantine, “shelter in place,” “stay at home,” workforce reduction mandates, social distancing, shutdown, closure, sequester or any other law, order, directive, guidelines or recommendations issues or promulgated by any governmental authority in connection with or in response to any global, national or local pandemic, epidemic or other public health emergency. Notwithstanding the foregoing, routine radon and Phase One environmental testing shall not be deemed violative of the provisions of this Agreement, and Seller shall not unreasonably withhold its consent to routine surface sampling for lead, mold, and asbestos;
(iv)Purchaser shall not contact (either directly, indirectly or through intermediaries) the Property’s management employees, the holder of any financing encumbering the Property, the Property’s tenants, or any governmental or quasi-governmental authorities regarding the Property, or any Seller Parties, without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion, except that without such consent Purchaser may contact applicable governmental authorities solely to the extent necessary to obtain customary diligence information that is of record or in the files of such authority regarding the Property’s compliance with zoning and other laws, provided that in no event shall Purchaser or any of its agents or consultants request or otherwise initiate any inspection of the Property by a governmental or quasi-governmental authority. Seller shall have the right to be present during any meetings with any Property management employees or governmental or quasi-governmental authorities;
(v)Following each entry by Purchaser or Purchaser’s Personnel with respect to Inspections on the Property, Purchaser shall restore the Property to a condition which is substantially the same as its original condition as existed prior to any such Inspections. If Purchaser fails to so restore the Property, Seller may but shall not be obligated to do so and Purchaser shall reimburse and indemnify Seller for all costs and expenses relating thereto plus interest at the Interest Rate until fully paid;
(vi)All Inspections shall be conducted at Purchaser’s sole expense and Purchaser covenants and agrees to pay in full for all Inspections undertaken by Purchaser or Purchaser’s Personnel and to pay in full all persons who perform labor on the Property with respect to such Inspections, and not to permit or suffer any mechanic’s or materialman’s lien of any kind or nature to be filed against the Property in connection with any Inspections. Should any such liens be filed or attached, Purchaser shall cause them to be removed of record and fully discharged at Purchaser’s sole cost and expense within 10 days following notice thereof to Purchaser. If Purchaser fails to so remove and discharge such liens, Seller may but shall not be obligated to do so and Purchaser shall reimburse and indemnify Seller for all costs and expenses relating thereto plus interest at the Interest Rate until fully paid;

(vii)Purchaser agrees to indemnify, defend and hold harmless Seller and the other Seller Parties against and from, any and all Claims arising in connection with or incident to the Inspections, or the presence on the Property by Purchaser or Purchaser’s Personnel, provided that the foregoing indemnity shall not include Claims arising from the mere discovery of any matter or condition related to the Property to the extent same is not exacerbated by Purchaser or Purchaser’s Personnel; and
(viii)As a condition of Purchaser’s and Purchaser’s Personnel’s right of access to the Property, Purchaser shall obtain for itself, and obtain or require from each of agents, consultants, inspectors, appraisers, engineers and contractors engaged to perform any Inspections, insurance coverage as described below, for any and all claims, damages, losses, liabilities, costs and expenses, arising in connection with or incident to the inspection of the Property, or the presence thereon, by Purchaser or the Purchaser’s Personnel, commercial general liability insurance naming Seller, Seller’s property manager, and Elme as additional insureds with combined limits of not less than $2,000,000 for personal injury and death and property damage per occurrence and $2,000,000 in the aggregate (Umbrella/Excess coverage can be used in combination with primary general liability to satisfy this requirement), with all such policies. All insurance companies issuing such insurance policies must be authorized to do business in the state in which the Property is located and must be rated A or better, with a financial rating of VII or better, in the most recent A.M. Best’s Rating Guide. The liability insurance required to be carried by Purchaser shall (1) contain a waiver of subrogation in favor of Seller, (2) shall contain broad form contractual liability insurance coverage insuring Purchaser’s indemnity obligations to Seller under this Agreement, and (3) contain a provision that the coverage afforded under such policies will not be canceled or modified until at least thirty (30) days’ prior written notice has been given to Seller. Before any entry onto the Property by Purchaser or any of Purchaser’s Personnel, Purchaser shall provide Seller with one or more certificates of insurance evidencing the insurance required to be maintained hereunder.
(c)The provisions of Section 4.1.b)v) through Section 4.1.b)vii) shall survive any termination of this Agreement and the provisions of Section 4.1.b)vii) shall survive Closing.
4.2.Right of Termination. In the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is not suitable for its purposes, or for any other reason or no reason, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination to Seller prior to the expiration of the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, Purchaser shall (A) promptly (and in any case within five Business Days) permanently destroy (with written certification of such destruction) or return all originals, copies, reproductions and summaries of the Due Diligence Materials, without retaining any copy, extract, or other reproduction (in whole or in part) of such Due Diligence Materials and will require that Purchaser’s Personnel do the same, and (B) Purchaser, upon Seller’s request, shall deliver to Seller true and complete copies of all test results and studies related to the Property which were obtained or commissioned by or on behalf of Purchaser (which obligations shall survive any termination of this Agreement). Notwithstanding the foregoing sentence, Purchaser and Purchaser’s Personnel may retain copies of Due Diligence Materials in electronic form pursuant to its electronic backup processes, so long as such information is not accessible in the ordinary course of business and Purchaser or

Purchaser’s Personnel, as applicable, continues to maintain the confidentiality of such retained Due Diligence Materials pursuant to the requirements of Section 11.1, and if such information does become accessible it will be destroyed or returned in accordance with this Section 4.2. Time is of the essence with respect to the provisions of this Section 4.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 4.2.
ARTICLE V

CLOSING
5.1.Time and Manner. Provided that all conditions to Closing have been fully satisfied or waived in writing, the consummation of the transaction contemplated hereby (“Closing”) shall occur no later than 2:00 p.m. (Eastern time) on July 6, 2026, or such earlier date as is agreed to in writing by the parties (such date, as may be postponed or adjourned as expressly permitted by this Agreement, the “Closing Date”). On or prior to the Closing Date, Seller and Purchaser shall make the deliveries and perform the obligations set forth in, respectively, Section 5.2 and Section 5.3. At Closing, (A) Seller shall authorize and direct Escrow Agent and Title Company to release and deliver to Purchaser the documents required to be delivered to Escrow Agent and Title Company by Seller pursuant to Section 5.2 and (B) Purchaser shall authorize and direct Escrow Agent and Title Company to release and deliver to Seller the documents required to be delivered to Escrow Agent and Title Company by Purchaser pursuant to Section 5.3, the performance of which obligations shall be concurrent obligations and conditions. The Closing shall occur with all deliveries required hereunder being made to Escrow Agent and Title Company in accordance with escrow instructions consistent with the terms and conditions of this Agreement given by or on behalf of Seller and Purchaser, respectively; whereby escrow arrangements mutually acceptable to Seller and Purchaser shall allow Seller, Purchaser and their respective attorneys to consummate the Closing without being physically present and to exchange closing documents through such escrow. TIME SHALL BE OF THE ESSENCE with respect to each party’s obligation to effectuate the Closing on the Closing Date.

5.2.Seller’s Obligations at Closing. On or before the Closing Date, Seller shall:
(a)deliver to Title Company a duly executed special warranty deed in the form attached hereto as Exhibit B (the “Deed”);
(b)deliver to Title Company a duly executed bill of sale in the form attached hereto as Exhibit C;
(c)deliver to Title Company a duly executed assignment and assumption agreement in the form attached hereto as Exhibit D (the “Assignment and Assumption”) pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases and, to the extent assignable, Seller’s interest in the Assumed Service Contracts and the other Intangibles;
(d)deliver to Title Company (i) a notice in the form of Exhibit E attached hereto which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice, and (ii) a notice in the form of Exhibit F attached hereto which Purchaser shall send to each vendor under each of the Assumed Service Contracts assumed by Purchaser at Closing informing such vendor of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, such Assumed Service Contracts and directing that all sums payable after the Closing under each such Assumed Service Contract shall be paid as set forth in the notice;
(e)deliver to Title Company a certificate in the form of Exhibit G attached hereto, dated as of the date of Closing and executed on behalf of Seller, stating that the representations and warranties of Seller contained in Section 6.1 are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 6.1 to reflect any changes therein including without limitation any changes resulting from actions under Section 6.4) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, at Purchaser’s election, constitute the non-fulfillment of the condition set forth in Section 5.6.b) (unless such change was actually known to Purchaser prior to the expiration of the Inspection Period); if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
(f)deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(g)deliver to the Title Company an owner’s affidavit in the form of Exhibit H attached hereto, duly executed by Seller;
(h)deliver to Purchaser (which may occur by leaving such items at the Property) (a) the Leases, (b) the Assumed Service Contracts, (c) the licenses and permits, if any, in the possession of Seller, and (d) the leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;
(i)deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;
(j)deliver to Title Company the Closing Statement in form and content reasonably satisfactory to Seller and Purchaser;
(k)deliver to Purchaser a Rent Roll for the Property dated not more than five days before the Closing Date;
(l)deliver to Title Company an executed FIRPTA Certificate in the form of Exhibit J attached hereto; and
(m)deliver to Title Company such additional documents as shall be reasonably required by the Title Company to consummate the transaction expressly contemplated by this Agreement, which additional documents may include transfer and recordation tax declarations.

5.3.Purchaser’s Obligations at Closing. On or before the Closing Date, Purchaser shall:
(a)deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred federal funds pursuant to Section 2.5, it being agreed that at Closing the Earnest Money (including, without limitation, the Independent Contract Consideration) shall be delivered to Seller and applied towards payment of the Purchase Price;
(b)deliver to Title Company a duly executed Assignment and Assumption and duly executed counterparts of the documents described in Section 5.2.d);
(c)deliver to Title Company a certificate duly executed by Purchaser, confirming that Purchaser’s representations and warranties set forth in Section 6.5 are true and correct in all material respects as of the date of Closing;
(d)deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
(e)deliver to Title Company the Closing Statement in form and content satisfactory to Seller and Purchaser;
(f)deliver to Seller the Assignment of Purchase Agreement (as defined in Section 11.4 below), if applicable; and
(g)deliver to Title Company such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, which additional documents may include transfer and recordation tax declarations.

5.4.Credits and Prorations.
(a)The following shall be apportioned with respect to the Property as of 12:01 a.m. (Eastern time) on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:
(i)rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments, income, and revenues due and payable by tenants under the Leases and lessees, licensees, and concessionaires of portions of the Property);
(ii)taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;
(iii)payments under the Assumed Service Contracts to be assumed by Purchaser at Closing;
(iv) gas, electricity and other utility charges for which Seller is liable shall be apportioned at Closing based on 95% of the utility charges in the month that is one year prior to the month in which the Closing occurs; and
(v)all other operating income, expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

(b)Notwithstanding anything contained in the foregoing provisions:
(i)At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any refundable security, pet or other deposits (if any) paid or deposited by tenants (to the extent such deposits have not been returned or applied in accordance with the terms of the Leases prior to Closing) actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such deposits; and (B) Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property.
(ii)Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. In the event that any tax appeals are pending as of Closing (i) Seller shall be entitled to continue the prosecution of such appeals with respect to any tax year prior to the tax year in which Closing occurs and shall be entitled to receive all proceeds of such appeal, (ii) Seller shall be entitled to continue the prosecution of such appeals with respect to the tax year in which Closing occurs and all costs, expenses and proceeds thereof shall be prorated between the parties based on their respective periods of ownership during such year, and (iii) Purchaser shall be entitled to continue the prosecution of such appeals with respect to any tax year following the tax year in which Closing occurs and shall be entitled to receive all proceeds thereof.
(iii)Charges referred to in Section 5.4.a) which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to the prorated charges so paid by Seller.
(iv)Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.
(v)As to gas, electricity and other utility charges, Seller may on notice to Purchaser elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item(s) shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.
(vi)Unpaid and delinquent rent and any other income (including, without limitation, reimbursements due from tenants) of the Property collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent or other income for the Property, Seller shall, within 15 days after the receipt thereof, deliver to Purchaser all such rent and other income which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent or other income from the Property, Purchaser shall, within 15 days after the receipt thereof, deliver to Seller any such rent or other income which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received after the date of Closing (other than Special Rent) shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents and other income in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents or other income, or cause tenants to be forcibly removed. With respect to any delinquent rents existing as of Closing, Purchaser shall, without cost or charge to Purchaser, timely prepare and file with any surety or similar company providing security for the payment of same such documents as may be required to make a claim and obtain payment of such security, and to the extent Purchaser receives such payment with respect to delinquent rents applicable to the period prior to Closing, same shall be promptly delivered to Seller. Notwithstanding the foregoing provisions of this Section 5.4(b)(vi), Seller shall have the right, but not the obligation, to pursue payment of delinquent or unpaid rents, reimbursements and other charges from former or then-current tenants of the Property by any and all legal means short of termination of the relevant Lease or the eviction of the tenant from the Property. In the event that there shall be any rents or other charges (including, without limitation, utility expense and renter’s insurance reimbursements) under any Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing, such as year-end common area expense reimbursements and the like (which rents or other charges are sometimes referred to herein collectively as “Special Rent”), then Seller shall provide Seller’s best estimate of all Special Rent that is applicable to the period prior to Closing and uncollected as of Closing and Seller shall receive a credit at Closing for all such estimated uncollected Special Rent applicable to the period prior to Closing. The amount of such credit shall be subject to true-up in accordance with Section 5.4(d) based on the amounts actually collected.
(vii)All Tenant Inducement Costs and leasing commissions incurred by or on behalf of the landlord in connection with the particular lease transaction which become due and payable (whether before or after Closing) (1) as a result of any renewals, extensions or expansions of existing Leases entered into between the Effective Date and the date of Closing, and (2) under any new Leases entered into between the Effective Date and the date of Closing, shall be prorated between Seller and Purchaser based upon their respective periods of ownership of the Property.
(viii)Purchaser shall have the right to inspect all vacant units (the “Pre-Closing Inspection”) five Business Days prior to the scheduled Closing Date. Purchaser shall receive a credit in the amount of $750.00 for each vacant unit which is not “rent ready.” For purposes of this Section, “rent ready” shall mean all mechanical systems, appliances, plumbing and window coverings shall be in good and operational condition, cabinets, walls, countertops and carpets shall be clean. Purchaser shall not receive such a credit for any units vacated after the Pre-Closing Inspection.
(c)Not less than three Business Days prior to the scheduled Closing Date, Seller shall endeavor to deliver to Purchaser Seller’s calculations of the credits and pro-rations to be made pursuant to this Section 5.4, together with reasonable supporting documentation to the extent not previously provided to Purchaser as part of the Due

Diligence Materials, for Purchaser’s review and reasonable approval. Seller and Purchaser shall work together in good faith to agree upon and finalize such credits and pro-rations prior to Closing. The final credits and pro-rations as agreed upon by Seller and Purchaser shall be provided to Title Company for inclusion on the Closing Statement.
(d)The credits and prorations to be apportioned pursuant to this Section 5.4 shall be made by the parties on the basis of the best information available to them as of the Closing Date. To the extent that there are any credits and prorations that are based on estimates as of the Closing Date and the actual amount differs from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves on the 60th day following Closing, and shall make final adjustments no later than the 120 days following Closing, and same shall otherwise be final and unappealable; provided, however, that (i) if after the Closing, Purchaser shall receive any rents or other income (including reimbursements from tenants) that are applicable to the period prior to the Closing, Purchaser shall promptly pay such rents or other income to Seller with a reasonably detailed accounting thereof; and (ii) if after the Closing, Seller shall receive any rents or other income (including reimbursements from tenants) that are applicable to the period after Closing, Seller shall promptly pay such rents or other income to Purchaser with a reasonably detailed accounting thereof. This Section 5.4(d) shall survive the Closing for a period of 120 days.
5.5.Closing Costs. Seller shall pay: (A) the fees of any counsel representing it in connection with this transaction; (B) one-half of the escrow fee and closing fee charged by Escrow Agent or Title Company; (C) the grantor’s tax, the regional congestion relief fee, and the regional WMATA capital fee which become payable by reason of the transfer of the Property; (D) the fees for recording any documents required of Seller to be recorded in order for Seller to satisfy its obligations under Article III of this Agreement; (E) one-half of the cost of the Existing Survey; and (F) the amount of $30,000.00 towards the R&W Insurance Policy Costs if Purchaser obtains the R&W Insurance Policy. Purchaser shall pay or reimburse Seller for, as applicable: (1) the fees of any counsel representing Purchaser in connection with this transaction; (2) the fee for the title examination and the Title Commitment, and the premium for the Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; (3) the cost of any update to the Existing Survey or new survey and one-half of the cost of the Existing Survey, not to exceed $3,000; (4) the fees for recording the Deed; (5) any transfer tax, recordation tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property other than those payable by Seller pursuant to clause (C) above; (6) one-half of the escrow fee and closing fee charged by Escrow Agent or Title Company; and (7) all R&W Insurance Policy Costs that are in excess of Seller’s payment pursuant to clause (F) above if Purchaser obtains the R&W Insurance Policy. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring such costs and expenses. The provisions of this Section 5.5 shall survive the Closing or any early termination of this Agreement.

5.6.Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a)Seller shall have delivered to Escrow Agent or Title Company all of the items required to be delivered by Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.2.

(b)All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).
(c)Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.
(d)In the event any condition in this Section 5.6 has not been satisfied (or waived in writing by Purchaser) prior to or on the Closing Date, Seller shall be entitled to a reasonable adjournment of the Closing to satisfy such failed condition, but in no event shall such adjournment exceed five Business Days.
5.7.Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
(a)Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.
(b)Purchaser shall have delivered to Escrow Agent or Title Company all of the items required to be delivered by Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.3.
(c)All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications with respect to representations and warranties not materially adverse to Seller).
(d)Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.
(e)In the event any condition in this Section 7 has not been satisfied (or waived in writing by Seller) prior to or on the Closing Date, Purchaser shall be entitled to a reasonable adjournment of the Closing to satisfy such failed condition, but in no event shall such adjournment exceed five Business Days.
(f)
ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1.Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser as of the Effective Date:
(a)Organization and Authority. Seller has been duly organized and is validly existing under the laws of the state of its formation. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.
(b)Pending Actions. To Seller’s knowledge, except as set forth on Schedule 6.1(b), there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending and served on Seller against the Property or the transaction contemplated by this Agreement which is not covered by insurance or which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to, or the use or operation of, the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.
(c)Leases. Seller is the lessor or landlord or the successor lessor or successor landlord under the Leases. Except as set forth on Schedule 6.1(c) and the Rent Roll, (i) to Seller’s knowledge, no material default, delinquency or breach exists on the part of any tenant, and (ii) there are no material defaults or breaches existing on the part of the landlord under any Lease. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The non-performance of any obligations by any tenant under a Lease or the expiration or termination of any Lease prior to Closing shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
(d)Lease Brokerage. To Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property which will become due and payable after Closing other than as disclosed in Schedule 6.1(d).
(e)Service Contracts. Subject to Section 6.4(c) and Section 6.7, the Service Contracts listed on the Service Contracts Schedule constitute all of the Service Contracts executed or assumed in writing by Seller that will be binding on Purchaser following Closing. To Seller’s knowledge, Seller has not delivered or received any written notice of a default under or with respect to any Assumed Service Contract that has not been resolved.
(f)No Violations. Except as set forth on Schedule 6.1(f), to Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, safety, environmental, fair housing, building, use, occupancy or zoning laws, where such violation remains outstanding, and, if unaddressed, would have a material adverse effect on the operation or use of the Property as currently operated and used.
(g)Condemnation. Except as set forth on Schedule 6.1(g), to Seller’s knowledge, no condemnation or eminent domain proceedings relating to the Property are pending or threatened.
(h)Antiterrorism Matters. Neither Seller nor to Seller’s knowledge any individual or entity having an interest in Seller: (i) is named or is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury

Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); or (ii) is engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.
(i)Bankruptcy. Seller has not (a) commenced a voluntary case with respect to it or its assets, or to Seller’s knowledge, had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made a general assignment for the benefit of creditors.
(j)Encumbrances. The Personal Property will be transferred to Purchaser free from all liens, security interests, and encumbrances, except only for Personal Property taxes, not yet due and payable.
(k)Financial. The Rent Rolls and financial statements furnished to Purchaser by or on behalf of Seller are the Rent Rolls and financial statements used and relied upon by Seller in its operation of the Property.
(l)Property Owner’s Associations. To Seller’s knowledge, no property owner’s association, home owner’s association, or similar entity or association has assessment or governing authority over any portion of the Property.
(m)No Options. (i) Seller has not granted any right of first refusal to purchase, or right of first offer or option, to purchase the Property (or similar purchase rights) which remain in effect and (ii) except for this Agreement or as otherwise provided in this Agreement, Seller has not committed or obligated itself in writing in any manner whatsoever to sell the Property or any interest therein to any party.
(n)Designated Representatives. The Designated Representatives (hereafter defined) are employed by Seller, Seller’s Property manager, or an affiliate of either, in a management-level capacity or higher, and have knowledge of the day-to-day operations of the Property.
6.2.Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of [***] and [***] (collectively, the “Designated Representatives”), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller any affiliate of Seller or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser acknowledges that the Designated Representatives are named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on the Designated Representatives. The provisions of this Section 6.2 shall survive the Closing.

6.3.Survival of Seller’s Representations and Warranties; R&W Insurance.

(a) The representations and warranties of Seller set forth in this Agreement shall terminate at Closing and shall not survive Closing.
(b)Purchaser shall have the right to obtain the R&W Insurance Policy from the R&W Insurer. If Purchaser elects to obtain the R&W Insurance Policy, promptly following the Effective Date, Purchaser shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy and, as soon as practicable after the Closing, Purchaser shall deliver to Seller a true and complete copy of the final R&W Insurance Policy. Seller shall reasonably cooperate with Purchaser’s efforts and provide commercially reasonable assistance as reasonably requested by Purchaser to obtain and bind the R&W Insurance Policy including by providing information and documents in Seller’s possession reasonably requested by the R&W Insurer. The obtaining of the R&W Insurance Policy is not a condition to Closing and Purchaser shall remain obligated to consummate the Closing in accordance with this Agreement if Purchaser is unable to obtain the R&W Insurance Policy. The R&W Insurance Policy shall expressly provide that the insurer thereunder shall have no right of subrogation, contribution, or otherwise to make or bring any action or proceeding against any of the Seller Parties, except in the case of Fraud. The Seller Parties shall be express third party beneficiaries of the foregoing provision. Neither Purchaser nor any of its affiliates shall amend the foregoing subrogation provision or third-party beneficiary language in any manner adverse to the Seller Parties without the prior written consent of Seller which consent may be given or withheld in Seller’s sole discretion. At Closing, Seller shall contribute the amount of $30,000.00 towards the R&W Insurance Policy Costs and the remainder of the R&W Insurance Policy Costs shall be paid by Purchaser.
(c)The provisions of this Section 6.3 shall survive Closing.
6.4.Covenants of Seller. Seller covenants with Purchaser as follows:
(a)From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date (including maintaining the same levels of insurance coverage in effect with respect to the Property as of the Effective Date), provided that Seller shall not obligated to make any capital expenditures in connection therewith.
(b)From the Effective Date until the Closing or earlier termination of this Agreement, Seller, without Purchaser’s consent, may enter into new leases with residential tenants and may enter into renewals, extensions and terminations of existing Leases with residential tenants, in the ordinary course of Seller’s operation of the Property on terms materially consistent with those previously used by Seller in the ordinary course of Seller’s business.
(c)From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not enter into any new Service Contracts without Purchaser’s prior written consent, provided that Seller may, without the prior consent of Purchaser, enter into any new Service Contracts in the normal course of business which by their terms are terminable upon 30 days or less notice without payment of a fee or penalty, provided that Seller shall provide Purchaser written notice thereof and a copy of any such new Service Contracts the term of which shall extend after Closing.

6.5.Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller:
(a)Organization and Authority. Purchaser is validly existing and in good standing under the laws of the state of its formation. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.
(b)Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation by Purchaser of the transaction contemplated by this Agreement.
(c)ERISA. Purchaser is not, and is not acquiring the Property on behalf of, (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) subject to Title I of ERISA, (ii) a “plan” (within the meaning of Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) an entity the underlying assets of which are treated as “plan assets” under Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise for purposes of Title I of ERISA or Section 4975 of the Code. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and none of Purchaser’s assets are subject to state statutes regulating investments with respect to governmental plans.
(d)Sufficient Funds. Purchaser (i) will have on the Closing Date sufficient cash on hand to pay the Purchase Price and all related expenses required to be paid by Purchaser, and there is not, and there will not be on the Closing Date, any restriction on the use of such cash for such purpose and (ii) will have on the Closing Date the resources and capabilities (financial or otherwise) to perform and satisfy the obligations of Purchaser set forth in this Agreement, including in connection with the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), on the terms and conditions contained in this Agreement, and has not incurred, and as of the Closing Date will not have incurred, any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. Purchaser acknowledges that the obligations of Purchaser hereunder are not subject to any conditions regarding the ability of Purchaser to obtain financing for the consummation of the transactions contemplated by this Agreement or otherwise.
(e)Antiterrorism Matters; CFIUS; Anti-Money Laundering Laws. Neither Purchaser nor to Purchaser’s knowledge any individual or entity having an interest in Purchaser: (i) is named or is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by OFAC; (ii) is engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; (iii) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws (as defined below); (iv) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (v) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. Purchaser is not a “foreign person” as that term is defined in 31 C.F.R. § 802.221 for purposes of the regulations governing the Committee on Foreign Investment in the United States (“CFIUS”). None of the proceeds used to pay the Purchase Price have been or will be derived from a “specified unlawful activity” as defined in, and Purchaser is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957.
(f)Bankruptcy. Purchaser has not (a) commenced a voluntary case with respect to it or its assets, or to Purchaser’s knowledge, had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made a general assignment for the benefit of creditors.
6.6.Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 6.5 shall survive Closing for six months.

6.7.Service Contracts. On or prior to the expiration of the Inspection Period, Purchaser will advise Seller in writing which Service Contracts it will assume and which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided that Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, the Service Contracts listed on Schedule 6.7 attached hereto, unless such Service Contracts can be terminated with the payment of a termination charge and Purchaser agrees to pay such termination charge. If Purchaser does not exercise its right to terminate this Agreement prior to the expiration of the Inspection Period, Seller shall give notice of termination of all Service Contract(s) (or otherwise make such Service Contracts inapplicable to the Property) that are not Assumed Service Contracts to the applicable vendor(s).

6.8. Fairfax County Easements. Fairfax County, Virginia (“Fairfax County”) is the owner of property that is adjacent to the Property and used by Fairfax County as a pumping station (the “Fairfax County Property”). Fairfax County intends to redevelop (or otherwise make improvements to) the Fairfax County Property which will require that the owner of the Property grant access, construction, sewer, utility, and/or other easements to Fairfax County (collectively, the “Fairfax County Easements”). Seller shall have the right to enter into, and record as an encumbrance of the Property, the Fairfax County Easements in form and substance acceptable to Seller and Fairfax County, provided that (i) prior to the expiration of the Inspection Period (unless this Agreement is terminated), Seller shall consult with Purchaser and reasonably consider its input before entering into any Fairfax County Easements, and (ii) from and after the expiration of the Inspection Period and for as long as this Agreement remains in effect, Seller shall not enter into any Fairfax County Easements without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion. Purchaser agrees to notify Seller in writing within five Business Days after its receipt of any draft Fairfax County Easements of either its approval or disapproval thereof, and, if disapproved, the specific reasons for such disapproval and the proposed specific revisions that would make such draft acceptable to Purchaser. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five Business Day period set forth above, such failure shall be deemed the approval by Purchaser of the applicable draft Fairfax County Easements submitted to Purchaser. Any consideration paid by Fairfax County for the Fairfax County Easements shall be split equally between Seller and Purchaser, and the party collecting same shall promptly deliver to the other party such party’s share of that consideration. The provisions of this Section 6.8 shall survive Closing.
ARTICLE VII

FAILURE TO CLOSE
7.1.By Purchaser. In the event that Purchaser fails to consummate this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. The foregoing liquidated damages provision of this Section shall not: (a) apply to Purchaser’s obligations under Section 11.1, nor shall Purchaser be entitled to credit or offset the Earnest Money or any portion thereof against any damages suffered by Seller by reason of Purchaser’s default with respect thereto; (b) be deemed to limit Purchaser’s liability under any indemnity or breach of any covenant under this Agreement that is expressly stated to survive the Closing or early termination of this Agreement; (c) apply to any of Purchaser’s survival obligations specified in Section 11.20 or elsewhere in this Agreement; or (d) apply to Purchaser’s obligations specified in Section 11.24.

7.2.By Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, provided that Seller shall reimburse Purchaser for all documented out-of-pocket costs, expenses, and fees incurred by Purchaser to examine and inspect the Property, negotiate this Agreement, and engage various brokers, appraisers, architects, engineers, attorneys, environmental consultants, surveyors, and others to assist Purchaser with its analysis, but in no event shall such amounts exceed $150,000 in the aggregate, or (b) to enforce specific performance of Seller’s obligation to consummate the Closing pursuant to the terms and conditions of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder; provided, however, that if the remedy of specific performance is unavailable to Purchaser because Seller has sold the Property to a third party instead of to Seller or its Permitted Assignee, Purchaser may as its sole remedy seek to recover as damages the positive difference between the purchase price received by Seller for such conveyance to the third party and the Purchase Price. Except as provided in this Section 7.2, Purchaser expressly waives its rights to seek damages of any kind, including, without limitation, ordinary, consequential, exemplary or punitive damages, in the event of Seller’s default or failure to close hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money in accordance with the foregoing clause (a) if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the City or County and State in which the Real Property is located, on or before 30 days following the date upon which Closing was to have occurred.
ARTICLE VIII

RISK OF LOSS
8.1.Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, less the costs and expenses incurred by Seller in collecting such insurance proceeds or condemnation awards and in effectuating any repairs to the Property. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.2.Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within 10 days after Seller sends Purchaser written notice of the occurrence of major loss or damage (and the Closing shall be extended if and to the extent necessary to afford such 10 day period), then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, less the reasonable costs and expenses incurred by Seller in collecting such insurance proceeds or condemnation awards and in effectuating any repairs to the Property. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

8.3.Definition of “Major” Loss or Damage. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an engineer or architect selected by Seller and reasonably approved by Purchaser, equal to or greater than an amount equal to 1.5% of the Purchase Price, and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property, parking, access, or visibility from public streets adjacent to the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an engineer or architect within five Business Days after receipt of notice of the proposed engineer or architect, Purchaser shall be deemed to have approved the engineer or architect selected by Seller.
ARTICLE IX

COMMISSIONS
9.1.Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Seller’s Broker at Closing a brokerage commission pursuant to a separate written agreement between Seller and Seller’s Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than Seller’s Broker by, through or on account of any acts of said party or its representatives, that party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 9.1 shall survive Closing or earlier termination of this Agreement.
ARTICLE X

DISCLAIMERS AND WAIVERS
10.1.No Reliance on Documents. Except as expressly stated in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. All materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

10.2.DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. PURCHASER HAS NOT RELIED AND WILL NOT

RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, THE DUE DILIGENCE MATERIALS AND PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING HAZARDOUS OR TOXIC SUBSTANCES), MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE OTHER SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR THE OTHER SELLER PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, NEITHER SELLER NOR THE OTHER SELLER PARTIES SHALL BE RESPONSIBLE SUCH CLEAN UP, REMOVAL OR REMEDIATION OR FOR ANY COSTS AND EXPENSES RELATED THERETO.

10.3.Effect and Survival of Disclaimers. The compensation to be paid to Seller for the Property has taken into account that the Property is being sold subject to the provisions of this Article X. Seller and Purchaser agree that the provisions of this Article X shall survive Closing.
ARTICLE XI

MISCELLANEOUS
11.1.Confidentiality.
(a)As used in this Agreement, the term “Confidential Information” means all Due Diligence Information and all other information concerning the Property, Seller, or Elme furnished to or otherwise made available to Purchaser or Purchaser’s Personnel by

Seller’s Broker, Seller, Elme or any other Seller Parties, including any documents, files, studies, reports, test results, brochures, offering materials, photographs, leases, rent rolls, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to the Property and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, whether the same are in electronic, pictorial, written or other form, and whether oral, written or electronic. Confidential Information shall not include information that Purchaser can conclusively establish: (i) is or subsequently becomes generally available to the public without Purchaser’s or Purchaser’s Personnel’s breach of any of the terms of this Agreement; (ii) was in the possession of Purchaser on a non-confidential basis prior to Seller’s Broker, Seller’s, Elme’s or any other Seller Parties’, disclosure of such information to Purchaser (and is not subject to any pre-existing or prior confidentiality agreement in favor of Seller or any Seller Parties, including Elme, and/or Seller’s Broker); (iii) became known to Purchaser from a source other than Seller’s Broker, Seller, Elme or any other Seller Parties who, to the knowledge of Purchaser or Purchaser’s Personnel, is not subject to any confidentiality agreement regarding such information; or (iv) is independently developed by Purchaser without use of or reliance on the Confidential Information.
(b)Purchaser shall maintain strictly confidential all Confidential Information and not disclose any Confidential Information (including information pertaining to the terms or existence of this Agreement, the fact that Seller has made the Confidential Information available to Purchaser or any other parties) to any third parties (except as otherwise expressly permitted by the terms of this Agreement). Confidential Information may be disclosed, reproduced, summarized or distributed only as expressly provided hereunder and shall be used solely and exclusively for evaluating the Property, and for no other purpose whatsoever. Without limiting the generality of the foregoing provisions of this Section 11.1(b), Purchaser shall take the same degree of care (but not less than reasonable care) as it takes with its own confidential information to safeguard the Confidential Information. If any court or governmental authority requires Purchaser to disclose any portion of the Confidential Information, Purchaser shall, to the extent permitted by law, (i) provide Seller with prompt written notice of such requirement, (ii) delay such disclosure consistent with applicable law in a manner that provides Seller with a reasonable opportunity to obtain a judicial protective order or other relief, and (iii) cooperate with Seller and the other Seller Parties in a commercially reasonable manner in obtaining any protective order or other remedy sought by Seller with respect to such requirement. If no such protective order or other remedy is obtained, then Purchaser may disclose only that portion of the Confidential Information that in the reasonable opinion of its legal counsel is legally required to be disclosed, and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
(c)Purchaser may disclose Confidential Information only to Purchaser’s Personnel on a need-to-know basis. Purchaser’s Personnel shall be informed by Purchaser of the confidential nature of the Confidential Information, shall be provided a copy of this Section 11.1, and shall be directed by Purchaser to keep all Confidential Information confidential in accordance with the requirements of this Section 11.1 and otherwise comply with this Section 11.1.
(d)Purchaser shall notify Seller promptly upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of this Section 11.1 by Purchaser or Purchaser’s Personnel, and will reasonably cooperate with Seller to regain possession of the Confidential Information and prevent its further unauthorized use. In any event, Purchaser shall be responsible for any unauthorized disclosure or use of the

Confidential Information by Purchaser’s Personnel (including any action taken by any of Purchaser’s Personnel that, if taken by Purchaser, would constitute a breach of this Agreement) or any other parties that receive the Confidential Information from Purchaser and/or Purchaser’s Personnel.
(e)Upon termination of this Agreement, Purchaser shall promptly (and in any case within five Business Days) permanently destroy (with written certification of such destruction) or return all originals, copies, reproductions and summaries of Confidential Information, without retaining any copy, extract, or other reproduction (in whole or in part) of such Confidential Information and will require that Purchaser’s Personnel do the same. Notwithstanding the foregoing, Purchaser and Purchaser’s Personnel may retain Confidential Information in electronic form pursuant to its electronic backup processes, so long as such information is not accessible in the ordinary course of business and Purchaser or such Purchaser’s Personnel continues to maintain the confidentiality of such retained Confidential Information, and if such information does become accessible it will be destroyed or returned in accordance with this Section 11.1(e).
(f)In the event that Purchaser or any of Purchaser’s Personnel fails to comply with the terms and conditions of this Section 11.1, Purchaser and such Purchaser’s Personnel shall be liable to Seller and the Seller Parties, including Elme, for such breach, and Seller and the Seller Parties, including Elme, shall be entitled to exercise any right, power, or remedy available at law or in equity for such breach. Without prejudice to any other rights or remedies that Seller and the Seller Parties, including Elme, may have with respect to any breach by Purchaser and/or any of Purchaser’s Personnel, Purchaser on behalf of itself and Purchaser’s Personnel, acknowledges and agrees that (a) damages may not be an adequate remedy for any breach of the terms of this Agreement by Purchaser and/or any of Purchaser’s Personnel, and (b) Seller and the Seller Parties, including Elme, shall be entitled to seek injunctive relief or specific performance or other equitable relief without proof of special damages or the requirement to post a bond for the enforcement of the terms of this Section 11.1. Purchaser shall indemnify, save harmless and defend Seller and the Seller Parties, including Elme, against all losses directly or indirectly associated with any breach by Purchaser of any of Purchaser’s Personnel of this Agreement. The failure or delay by Seller or any of the Seller Parties, including Elme, in exercising any right or remedy under this Section 11.1 will not operate as a waiver of such right or remedy. The Seller Parties, including Elme, are intended third party beneficiaries of the provisions of this Section 11.1.
(g)The provisions of this Section 11.1 shall survive any termination of this Agreement.
11.2.Public Disclosure; No Recordation. Any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Seller. Notwithstanding the foregoing provisions of this Section 11.2, Purchaser, Seller and Seller Parties may make such disclosures (including press releases) as required by law, court order, or regulatory requirements (including the applicable rules of any stock exchange). Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. The provisions of this Section shall survive Closing or any early termination of this Agreement.

11.3.Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement or with respect to the Property other than Seller’s obligations pursuant to Section 5.4(d) and Section 11.11 (it being understood that Seller shall have no liability to Purchaser with respect to the Property whether arising before or after the Closing, except as otherwise provided in this Agreement). The provisions of this Section shall survive Closing.

11.4.Assignment. Purchaser may not assign this Agreement or its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Notwithstanding the foregoing, but subject to the conditions set forth in this Section 11.4, Purchaser may assign its rights under this Agreement at Closing to an entity that is controlled by or under common control with Purchaser, or controlled by Purchaser’s principals (a “Permitted Assignee”) without the prior written consent of, but with the notice specified below to, Seller. Any transfer, directly or indirectly of any controlling ownership interest in Purchaser to anyone other than a Permitted Assignee without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute an assignment prohibited by this Section 11.4. In the event that Purchaser desires to assign its rights under this Agreement to a Permitted Assignee, Purchaser shall send written notice to Seller at least five Business Days prior to the Closing Date stating the name of the Permitted Assignee and its relationship to Purchaser, and Purchaser and the Permitted Assignee shall execute an instrument reasonably satisfactory to Seller whereby the Permitted Assignee expressly assumes each of the obligations of Purchaser under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money, and under all other documents and certificates required to be delivered by Purchaser hereunder, which instrument (the “Assignment of Purchase Agreement”) shall be an additional document to be delivered by Purchaser at Closing. No assignment by Purchaser shall release or otherwise relieve Purchaser from any obligations hereunder. Nothing in this Section 11.4 or elsewhere in this Agreement shall be deemed to prohibit (i) Seller from assigning this Agreement, and Seller may assign this Agreement to a Successor Entity (defined below) that assumes the obligations of Seller under this Agreement, in which event the named Seller herein shall be released from all obligations hereunder, or (ii) one or more of the entities that hold direct or indirect ownership interests in Seller from assigning such direct or indirect ownership interests, and such entities may assign such direct or indirect ownership interests in Seller to a Successor Entity. Without limiting the foregoing, Elme may, through one or more internal transfers, transfer the ownership interests in Seller or the Property to a liquidating trust or other liquidating entity. As used herein, the term “Successor Entity” means an affiliate of Seller or a liquidating trust or other liquidating entity established by Seller, an affiliate of Seller, Elme, or the Board of Trustees of Elme.

11.5.Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) legible e-mail transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery or refusal of delivery, or, in the case of expedited delivery service on the first Business Day following delivery to such service, or, in the case of e-mail transmission, as of the date of the transmission if given prior to 5:00 p.m. (Eastern time) on a Business Day and provided that a copy of such transmission is also sent to the intended addressee by means described in clauses (a) or (b) above. Any notice given by e-mail transmission after 5:00 p.m. (Eastern time) or not on a Business Day shall be deemed given on the next following Business Day. Any notice to be given by any party hereto may be given by the counsel for such party. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o Elme Communities
7550 Wisconsin Avenue, Suite 900
Bethesda, MD 20814
Attention: W. Drew Hammond
E-mail: [***]

with a copy to:	Hogan Lovells US LLP
555 13th Street, NW
Washington, DC 20004 Attention: Jeffrey R. Keitelman
E-mail: [***]

If to Purchaser:	Ben Beitel, Authorized Person
1021 38th Street, 4th Floor Brooklyn, NY 11219
E-mail: [***]

with a copy to:	Stuart A. Lautin, Esq. Higier Allen & Lautin, PC 2711 N. Haskell Avenue, Suite 2400 Dallas Texas 75204
E-mail: [***]

If To Title Company: If to Escrow Agent:
Infinity Land Services LLC
2361 Nostrand Avenue, Suite 802
Brooklyn NY 11210
Attention: Aron Hasenfeld
Email: [***]

First American Title Insurance Company
400 International Parkway, Suite 380
Lake Mary, FL 32746
Attention: Charity Berry
Email: [***]

11.6.Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part, unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.7.Tenant Notification Letters; Vendor Notification Letters. Purchaser shall deliver (i) to each tenant of the Property under a Lease the letter described in Section 5.2(d)(i), and (ii) to each vendor of the Property under an Assumed Service Contract the letter described in Section 5.2(d)(ii). The provisions of this paragraph shall survive Closing.

11.8.Time is of the Essence; Calculation of Time Periods. Time is of the essence with respect to all provisions of this Agreement. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day. Unless otherwise set forth herein, the final day of any such period shall be deemed to end at 5 p.m. (Eastern time).

11.9.Successors and Assigns. Subject to Section 11.4, the terms and provisions of this Agreement are binding upon the parties hereto and are to apply to and bind the successors and assigns of the parties hereto.

11.10.Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.11.Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the Closing (it being understood that Seller shall have no post-Closing liability to Purchaser other than Seller’s obligations pursuant to Section 5.4(d) and this Section 11.11). Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.11 shall survive Closing.

11.12.Counterparts; Electronic Signature. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by email transmission or electronic signature (e.g., DocuSign®), and the signature page of either party to any counterpart may be appended to any other counterpart. This Agreement, the documents to be delivered by Seller at Closing set forth in Section 5.2 (except for the Deed, any original tax or recording form required to record the Deed, and any other document executed by Seller to be recorded at Closing) and the documents to be delivered by Purchaser at Closing set forth in Section 5.3 (except for any original tax or recording form required to record the Deed) may be signed by Seller or Purchaser (as applicable) with an electronic signature (e.g., DocuSign®) or signature stamp which electronic signature or signature stamp shall have the same binding effect as if it were an original signature.

11.13.Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.14.Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. SELLER AND PURCHASER IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE EARLY TERMINATION OF THIS AGREEMENT.

11.15.No Third-Party Beneficiary. Except as set forth in Section 11.1, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.16.Exhibits and Schedules. All schedules and exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement.

11.17.Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.18.Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.19.Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.20.Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: Sections 4.1(b)(vii); 5.4(d) (subject to the limitations on survival set forth therein); 5.5; 6.2; 6.3; 6.5; 6.6; 6.7; 6.8; 9.1; Article X and this Article XI. The foregoing is in addition to and not in exclusion of any survival provisions that may elsewhere be set forth in this Agreement.

11.21.No Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing and signed by such party. No waiver of a provision shall be taken as a waiver of any other or similar provision or of any future event, act or default. Any provision, condition or term hereof established primarily for the benefit of one party hereto may be waived by such party with or without notice, which waiver may be made retroactively.

11.22.Limitation on Personal Liability. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or Seller or any affiliate of Purchaser or Seller (including, with respect to Seller, Elme) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement or any amendment or amendments to the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns (or, as applicable, Purchaser and its successors and assigns) and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets (or, as applicable, Seller’s assets) for the payment of any claim or for any performance, and Seller and Purchaser waive any and all such personal liability. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser or Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.

11.23.Waiver of Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

11.24.Attorneys’ Fees. If either party commences legal proceedings for any relief against the other party arising out of this Agreement or any documents, agreements, exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party’s reasonable attorney’s fees upon final settlement, judgment or appeal thereof.

11.25.Lead-Based Paint Disclosure. In accordance with the requirements of the Residential Lead-Based Paint Reduction Act of 1992, 42 U.S.C. 4851, et. seq., Purchaser acknowledges receipt of the Lead Disclosure Form attached hereto as Exhibit I and made a part hereof prior to its execution of this Agreement.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
            SELLER:

ELME RIVERSIDE APARTMENTS LLC,
a Delaware limited liability company

By:     WashREIT Riverside LLC,
    a Delaware limited liability company

     By:     Elme Communities,
            a Maryland real estate investment trust

        By: /s/ Paul McDermott
        Name: Paul McDermott
        Title: Authorized Officer

     PURCHASER:

RIVERSIDE APARTMENTS VA LLC, a Delaware limited liability company

By: /s/ Ben Beitel
         Name: Ben Beitel
         Title: Authorized Person

The undersigned agrees to serve as Escrow Agent and to be bound by the provisions of Sections 2.6, 2.8, and 11.5 of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Charity Berry
                    Name:     Charity Berry
                    Title:     Associate Commercial Escrow Officer

Exhibit A
LEGAL DESCRIPTION OF THE LAND
A-1

Exhibit B

FORM OF SPECIAL WARRANTY DEED
B-1

Exhibit C
FORM OF BILL OF SALE AND ASSIGNMENT
C-1

Exhibit D

ASSIGNMENT AND ASSUMPTION

D-1

Exhibit E
FORM OF TENANT NOTICE LETTER

E-1

Exhibit F
FORM OF VENDOR NOTICE LETTER
F-1

Exhibit G
FORM OF
SELLER’S CERTIFICATE

G-1

Exhibit H
FORM OF
OWNER’S AFFIDAVIT

H-1

Exhibit I
LEAD PAINT DISCLOSURE FORM
I-1

Exhibit J
FORM OF FIRPTA CERTIFICATE

    J-1